Exhibit 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
February 21, 2013	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports 2012 Earnings and Announces 2013 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $103.6 million, or $2.02 per diluted share, in 2012, an increase of $3.9 million, or $0.07 per diluted share, compared to 2011.  UIL’s consolidated net income for the fourth quarter of 2012 was $28.8 million, or $0.56 per diluted share, an increase of $7.5 million, or $0.14 per diluted share, compared to the fourth quarter of 2011.

“It has clearly been a successful year,” said James P. Torgerson, UIL’s president and chief executive officer.  “Consolidated earnings have increased and we’ve continued to convert businesses and households to natural gas heat, exceeding our 2012 goal by 9%, converting more than 11,100 customers. Our strategic growth initiative will continue in 2013 and the State of Connecticut’s comprehensive energy strategy provides additional opportunities to enhance our gas marketing strategy.”

“Among the challenges we faced during 2012, our service territory experienced the warmest winter on record in 2012 and those warm temperatures carried into spring. To offset the negative impact of this weather on earnings at the gas companies, we focused on short-term operations and maintenance cost controls in our operations,” added Torgerson.  “This cost control discipline was instrumental in partially mitigating the impact weather had on UIL’s consolidated earnings.”

“Superstorm Sandy also presented a challenge, but employees from all the UIL businesses worked together to assess the damage and to restore service to all our customers and businesses as quickly as possible,” Torgerson continued. “UIL was honored with two awards from the Edison Electric Institute, the first, a mutual assistance award for our help in the mid-Atlantic after the June Derecho wind storm, and the second for restoration during Superstorm Sandy.  This marks the second consecutive year UIL received an award for its restoration efforts.”

UIL Holdings Corporation’s results for the year ended 2012 and the fourth quarter 2012, as compared to the respective periods of 2011, are presented in the table below:

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	Net Income (Loss) - $M
	Year ended December 31,			Quarter ended December 31,
	2012	2011	'12 vs '11	2012	2011	'12 vs '11

Electric Distribution & Other	$52.7	$37.6	$15.1	$9.4	$2.7	$6.7
Electric Transmission	32.0	31.3	0.7	8.6	8.1	0.5
Gas Distribution	32.2	43.8	(11.6)	14.3	14.1	0.2

Operating Companies	116.9	112.7	4.2	32.3	24.9	7.4

Corporate	(13.3)	(13.0)	(0.3)	(3.5)	(3.6)	0.1

Consolidated Earnings	$103.6	$99.7	$3.9	$28.8	$21.3	$7.5

	Earnings (Loss) Per Share
	Year ended December 31,			Quarter ended December 31,
	2012	2011	'12 vs '11	2012	2011	'12 vs '11

Electric Distribution & Other	$1.03	$0.74	$0.29	$0.18	$0.05	$0.13
Electric Transmission	0.63	0.61	0.02	0.17	0.16	0.01
Gas Distribution	0.63	0.86	(0.23)	0.28	0.28	-

Operating Companies	2.29	2.21	0.08	0.63	0.49	0.14

Corporate	(0.27)	(0.26)	(0.01)	(0.07)	(0.07)	-

Consolidated Earnings	$2.02	$1.95	$0.07	$0.56	$0.42	$0.14

Avg. Shares - dilutive	51.1	50.9		51.1	51.0

Amounts may not add due to rounding.

United Illuminating

United Illuminating increased earnings by $15.8 million, or $0.31 per diluted share, in 2012, compared to 2011, and increased earnings by $7.2 million, or $0.14 per diluted share, for the fourth quarter 2012, compared to the same period in 2011.  Details of the increase follow.

Electric distribution, CTA & other

The electric distribution business earned $52.7 million, or $1.03 per diluted share, in 2012, an increase of $15.1 million, or $0.29 per diluted share, when compared to 2011.  The increase in 2012 compared to 2011 was due to reduced operation and maintenance expenses as well as increased income of $4.0 million, pre-tax, from the investment in GenConn and the recovery of $2.7 million, pre-tax, relating to a power procurement incentive recorded in the third quarter of 2012.  The reduced operation and maintenance expenses were due primarily to lower expenses for rent, uncollectibles and outside services.

In the fourth quarter of 2012, the electric distribution business earned $9.4 million, or $0.18 per diluted share, an increase of $6.7 million, or $0.13 per diluted share, compared to the fourth quarter of 2011. The increase for the fourth quarter was primarily due to reduced operation and maintenance expenses, including rent and outside services.  In the fourth quarter of 2011, additional system restoration costs were incurred relating to the October Nor’easter.

In 2012, pre-tax earnings from the equity investment in GenConn were $15.3 million, compared to $11.3 million, in 2011.  For the fourth quarter 2012, pre-tax earnings were $3.4 million, compared to $3.1 million, in the fourth quarter of 2011.

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Electric transmission

The electric transmission business earned $32.0 million, or $0.63 per diluted share, in 2012, an increase of $0.7 million, or $0.02 per diluted share, compared to 2011.   Earnings for the fourth quarter 2012 were $8.6 million, or $0.17 per diluted share, an increase of $0.5 million, or $0.01 per diluted share.  The increase in earnings for the year and the fourth quarter was primarily attributable to income earned on an increase in transmission rate base and increased transmission investments, partially offset by a decrease in allowance for funds used during construction.

Gas distribution

The gas distribution companies earned $32.2 million, or $0.63 per diluted share, in 2012, a decrease of $11.6 million, or $0.23 per diluted share, compared to 2011.

The decrease in earnings was due to a combination of reduced sales volume, increased operation and maintenance expenses and the absence of a settlement that increased earnings in 2011.  The reduced sales volume, caused by warmer weather and reduced customer usage in 2012 compared to 2011, resulted in an $11.1 million decrease in gross margin, which is equivalent to approximately $0.13 per diluted share. Temperatures were warmer in 2012, compared to 2011, which resulted in a 10.8% fewer heating degree days.  Compared to normal temperatures, there was a 16.4% fewer heating degree days in 2012.  The decline in sales volume discussed above was slightly offset by customer growth that increased gross margin by approximately $3.7 million, or $0.04 per diluted share.

The increase in operation and maintenance expenses in 2012 compared to 2011 was primarily due to increased expenses for shared corporate services, uncollectible and depreciation.  The 2012 allocation of corporate expenses to the operating companies reflects further integration of the gas companies into UIL, which increased the gas companies allocated share of corporate costs compared to the prior year.  Uncollectible expense increased during 2012 compared to 2011 due to increased customer account write off activity.  Depreciation expense also increased, primarily due to the implementation of new depreciation and amortization rates resulting from the settlement of the rate case appeals in 2011.

In addition, full year 2011 earnings included earnings of $2.2 million, pre-tax, from the recovery of carrying charges relating to the settlement mentioned above.

Earnings for the fourth quarter 2012 were $14.3 million, or $0.28 per diluted share, an increase of $0.2 million, compared to the fourth quarter of 2011.  Gross margin in fourth quarter 2012 increased by $6.7 million, or approximately $0.08 per diluted share, due to increased sales volume caused by colder weather in the fourth quarter 2012, compared to the fourth quarter 2011, which resulted in 12.8% more heating degree days.  Although temperatures were colder in the fourth quarter 2012, compared to the same period in 2011, temperatures were still warmer than normal.  There was a 7.2% fewer heating degree days in the fourth quarter of 2012, compared to normal temperatures.

The increase in earnings in the fourth quarter of 2012 due to the increased gross margin was partially offset by the absence of weather insurance that was recorded in the fourth quarter of 2011 and the increase in shared services allocations from UIL corporate.

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Corporate

UIL Corporate incurred net after-tax costs of $13.3 million, or $0.27 per diluted share, in 2012, an increase of $0.3 million, or $0.01 per diluted share, compared to 2011.  The increase in costs was primarily due to increased interest expense on short-term borrowings.

For the fourth quarter of 2012, UIL Corporate incurred net after-tax costs of $3.5 million, or $0.07 per diluted share, a decrease of $0.1 million, compared to the fourth quarter of 2011.

Looking Forward

UIL’s consolidated earnings per share for 2013 are expected to be in range of $2.05 - $2.25 per diluted share, compared to actual 2012 consolidated earnings of $2.02 per diluted share.  Expected earnings for 2013 are detailed in the table below, followed by a discussion by business.

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$46 - $54	$0.90 - $1.05
Electric transmission	$30 - $36	$0.60 - $0.70

Total Electric(1)	$79 - $87	$1.55 - $1.70

Gas distribution	$33 - $38	$0.65 - $0.75
UIL Corporate	($11) - ($9)	($0.21) - ($0.18)

Total UIL(1)	$105 - $115	$2.05 - $2.25

(1) Expectations are not expected to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 51.2 million average shares outstanding

Detailed assumptions for each business unit follow.  Below are highlights affecting 2013 guidance:
•	Normal weather – warmer weather in 2012 negatively impacted earnings by $0.14 per diluted share, net of weather insurance
•	Pension expense increase due to higher discount rate – approximately ($0.12) per diluted share
•	Growth from gas heating conversions – approximately $0.10 per diluted share
•	Decline in CTA earnings – approximately ($0.03) per diluted share

United Illuminating (UI)

UI is projected to earn within a range of $1.55 to $1.70 per diluted share, compared to 2012 earnings of $1.66 per diluted share.

UI’s Distribution, CTA and other will be impacted by several challenges in 2013 including:

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•	The ability to earn on increasing rate base and increased capital expenditures for infrastructure replacement and system hardening

•	Increased total pension and postretirement costs of approximately $4.2 million, pre-tax, or $0.05 per diluted share, primarily driven by lower discount rates as of December 31, 2012

•	Lower CTA earnings of $0.03 per diluted share in 2013 as compared to 2012, as the CTA rate base will be fully amortized during the fourth quarter of 2013

•
Higher UIL corporate charges for earned returns on shared capital assets of approximately $0.06 per diluted share, (while unfavorable for electric distribution, there is an earnings offset in UIL corporate)

On February 15, 2013, UI filed a rate request with PURA to recover an additional $95 million in revenue requirements over a two-year period, beginning July 1, 2013.  These projections assume that UI would have the opportunity to earn its allowed return on equity (ROE) for the second half of 2013 after a rate case decision is issued.

UI’s transmission business is projected to earn within a range of $0.60 to $0.70 per diluted share, compared to a 2012 actual result of $0.63 per diluted share.  This projection assumes that the transmission business earns its allowed return.   Transmission earnings are primarily driven by increased rate base and earnings from increased investments in the New England East-West Solution (NEEWS).

Gas Distribution

Gas distribution is projected to earn within a range of $0.65 to $0.75 per diluted share, compared to 2012 earnings of $0.63 per diluted share.  These projections reflect the following:

•
Continuing progress in our strategic growth plan of converting customers to natural gas; assumes incremental conversions targeting 12,200 in 2013 plus revenue growth from the conversions completed in 2011 and 2012;  expected to add approximately $0.10 per diluted share

•
Assumes normal weather in 2013.  In 2012, earnings were negatively impacted by the warmest winter heating season on record resulting in an unfavorable variance compared to normal weather, net of insurance, of approximately $0.14 per diluted share

•
Net use per customer is assumed to be essentially flat year over year, although it has been trending downward in recent years.  The average normalized net use per customer has declined on an average of 1.5% annually since 2009, when rates were established

•	Increased pension and postretirement costs of approximately $6.0 million, pre-tax, or $0.07 per diluted share, primarily driven by lower discount rates as of December 31, 2012

•
Higher allocation of UIL corporate charges for earned returns on shared capital assets of approximately $0.05 per diluted share, (while unfavorable for the gas companies, there is an earnings offset in UIL corporate)

•	Increased costs for shared corporate costs of approximately $0.04 per diluted share due to a revised allocation methodology, which reflects the full integration of the gas companies into UIL

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As a result of the factors noted above and the declining sales volume due to the decreased net use per customer, UIL is considering its options regarding CNG and SCG, including possible regulatory requests.

UIL Corporate

UIL Corporate costs are primarily interest expense on UIL debt and certain other unallocated corporate costs.  Projected 2013 costs are in the range of ($0.21) to ($0.18) per diluted share compared to 2012 actual costs of ($0.27) per diluted share.  The improvement is primarily due to the returns on corporate capital assets, primarily software systems used by, and charged to, the operating companies.

Full year and fourth quarter 2012 conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Friday, February 22, 2013, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the 2013 net income for each line of business by the average number of shares of UIL Holdings common stock outstanding for 2013. Total consolidated EPS is a GAAP-basis presentation.

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Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the full years of 2011 and 2012:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
For the Years Ended December 31, 2012 and 2011
(In Thousands except per share amounts)

	2012	2011

Operating Revenues	$1,486,501	$1,570,094

Operating Expenses
Operation
Purchased power	154,546	180,149
Natural gas purchased	370,234	429,079
Operation and maintenance	356,277	381,814
Transmission wholesale	79,469	77,997
Depreciation and amortization	181,348	167,462
Taxes - other than income taxes	114,037	114,211
Acquisition-related costs	-	-
Total Operating Expenses	1,255,911	1,350,712
Operating Income	230,590	219,382

Other Income and (Deductions), net	25,246	26,932

Interest Charges, net
Interest on long-term debt	86,469	87,394
Other interest, net	3,636	5,216
	90,105	92,610
Amortization of debt expense and redemption premiums	2,437	2,775
Total Interest Charges, net	92,542	95,385

Income Before Income Taxes, Equity Earnings	163,294	150,929

Income Taxes	74,866	62,501

Income Before Equity Earnings	88,428	88,428
Income from Equity Investments	15,273	11,282

Net Income	103,701	99,710
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	64	54

Net Income attributable to UIL Holdings	$103,637	$99,656

Average Number of Common Shares Outstanding - Basic	50,831	50,609
Average Number of Common Shares Outstanding - Diluted	51,108	50,926

Earnings Per Share of Common Stock - Basic	$2.04	$1.96

Earnings Per Share of Common Stock - Diluted	$2.02	$1.95

Cash Dividends Declared per share of Common Stock	$1.728	$1.728

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2012, 2011 and 2010
(Thousands of Dollars)

	2012	2011

Net Income	$103,701	$99,710
Other Comprehensive Income (Loss), net	(74)	(541)
Comprehensive Income	103,627	99,169
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	64	54
Comprehensive Income attributable to UIL Holdings	$103,563	$99,115

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,	December 31,
(thousands of dollars)	2012	2011
ASSETS
Current assets	$626,709	$667,228
Other investments	148,730	153,653
Net property, plant and equipment	2,787,354	2,570,355
Regulatory assets	1,017,220	983,222
Goodwill	266,205	266,797
Deferred charges and other assets	113,880	103,354
Total Assets	$4,960,098	$4,744,609

LIABILITIES AND CAPITALIZATION
Current liabilities	$625,056	$641,868
Noncurrent liabilities	708,968	650,555
Deferred income taxes	456,411	388,553
Regulatory liabilities	452,416	420,175
Total Liabilities	2,242,851	2,101,151

Long-term debt, net of unamortized discount and premium	1,600,354	1,548,347
Preferred stock of subsidiary	340	750
Net common stock equity	1,116,553	1,094,361
Total Capitalization	2,717,247	2,643,458

Total Liabilities and Capitalization	$4,960,098	$4,744,609